Exhibit 99.1

TRANSCEPT PHARMACEUTICALS

REPORTS FOURTH QUARTER AND YEAR END 2008 FINANCIAL RESULTS

Conference call scheduled at 5:00 pm Eastern Time today

Corporate Developments

•	September 2008: Submitted the Intermezzo® new drug application (NDA) to the U.S. Food and Drug Administration (FDA)

•	December 2008: FDA assigned a July 30, 2009 Prescription Drug User Fee Act (PDUFA) review date to the Intermezzo® NDA

•

January 2009: Completed merger with Novacea, Inc. to create late-stage, publicly traded specialty pharmaceutical company with cash, cash equivalents and marketable securities at close estimated to be approximately $92 million

Pt. Richmond, CA — March 23, 2009 — Transcept Pharmaceuticals, Inc. (NASDAQ: TSPT), a specialty pharmaceutical company focused on the development and commercialization of proprietary products that address important therapeutic needs in neuroscience, today announced financial results for the quarter and year ended December 31, 2008.

Glenn A. Oclassen, President and Chief Executive Officer, commented, “We are pleased with the accomplishments of the Transcept team achieved over the past year, in particular the January 30, 2009 merger with Novacea that has enhanced our capital position and provided Transcept with a public listing on NASDAQ. We believe our resources are now sufficient to enable Transcept to carry out its plans to commercialize Intermezzo®, subject to FDA approval. Following the 2008 Intermezzo® NDA submission, the FDA assigned a July 30, 2009 PDUFA review date. If approved, Transcept believes that Intermezzo® will be the first prescription sleep aid approved for use in the middle of the night when patients awaken and have difficulty returning to sleep. We continue to focus on pre-commercialization activities, including identifying and securing a primary care marketing partner.”

The financial information provided in this press release is for Transcept Pharmaceuticals, Inc., the private corporation that merged with Novacea, Inc. and whose business is substantially the business of the combined public company. The financial results of Transcept for quarter and year ended December 31, 2008 will be filed with the Securities and Exchange Commission (SEC) on Form 8-K on or before March 31, 2009. Financial results of Novacea, Inc. for the quarter and year ended December 31, 2008 will be filed separately on Form 10-K with the SEC.

Full Year 2008 Financial Results

Research and development expenses for the year ended December 31, 2008 were $10.4 million, compared to $15.9 million for 2007. Of this $5.5 million decrease, $4.9 million is attributable to decreased expenses incurred in 2008 as the Phase 3 clinical development program for Intermezzo® was substantially completed in 2007. The remaining $0.6 million decrease is attributable to the reduction in expenditures for the Company’s earlier stage development programs. Research and development expenses included non-cash stock compensation expense in accordance with Statement of Financial Accounting Standards, or SFAS, No. 123R of $0.3 million for the year ended December 31, 2008 and $0.2 million for the year ended December 31, 2007.

General and administrative expenses for 2008 were $7.9 million, compared to $5.3 million for 2007. Of this $2.6 million increase, approximately $1.7 million is attributable to higher professional fees incurred in preparation for operating as a publicly traded company, and increased headcount and related salary expenses. The remaining $0.9 million is attributable to market research expenses to support the development of the Intermezzo® commercialization plan. General and administrative expenses included non-cash stock compensation expense in accordance with SFAS No. 123R of $0.4 million for the year ended December 31, 2008 compared to $0.3 million for the year ended December 31, 2007. Merger-related transaction costs of approximately $2.0 million were expensed during the fourth quarter and year ended December 31, 2008.

Net loss for 2008 was $20.0 million, compared to a net loss of $20.4 million for 2007.

Fourth Quarter 2008 Financial Results

Research and development expenses for the quarter ended December 31, 2008 were $1.5 million, compared to $3.5 million for the same period in 2007. The decrease of $2.0 million included $1.4 million attributable to Intermezzo® development costs, the majority of which were completed when the NDA was filed with the FDA on September 30, 2008, and $0.6 million in reduced activity for the Company’s earlier stage development programs.

General and administrative expenses were $2.6 million for the fourth quarter of 2008, compared to $1.5 million for the same period in 2007. The $1.1 million increase included $0.6 million in increased market research expenses for Intermezzo® and $0.5 million for increased headcount and employee-related expenses to support the merger with Novacea.

Net loss for the quarter ended December 31, 2008 was $6.1 million, compared to $4.8 million for the same period in 2007.

At December 31, 2008, Transcept had cash, cash equivalents and marketable securities totaling $11.7 million compared to $35.2 million at December 31, 2007. The decrease was primarily due to a net loss of $20.0 million for the year ended December 31, 2008, and debt repayment of $3.6 million in 2008.

The combined cash, cash equivalents and marketable securities of Transcept and Novacea on January 30, 2009 after giving effect to the close of the merger was estimated to be approximately $92 million. Subsequently, during the first quarter of 2009, Transcept paid financial advisory fees incurred in connection with the merger of $2.0 million and retired in full all remaining debt owed to Hercules Technology Growth Capital for $2.7 million.

2009 Guidance

Transcept expects full year 2009 research and development expenses to remain consistent with 2008 levels until such time as the Company initiates development of pipeline product candidates or any post approval clinical development activities of Intermezzo®.

Full year 2009 general and administrative expenses are expected to increase as compared to 2008 as the Company increases its administrative infrastructure to comply with the requirements of being a publicly traded company and prepares for the commercialization of Intermezzo®. The timing and amount of such increase as it relates to commercialization expenses will be largely dependent upon Transcept efforts to secure a primary care marketing partner in the U.S., as well as the terms and timing of such an event. Transcept can make no assurances that its activities to identify and secure such a relationship will result in a completed collaboration.

Conference Call and Webcast Information

Transcept will hold a conference call and webcast to discuss the results and provide an update on the Company’s progress towards stated performance goals today at 5:00 pm, Eastern time. Live audio of the conference call will be available to investors, members of the news media and the general public by dialing 877-795-3610 (USA) or 719-325-4764 (International). A playback of the call will be available through April 6, 2009 by dialing 888-203-1112 (USA) or 719-457-0820 (International), Replay Passcode: 7416010. To access the call by live webcast, please log on to the Investor Relations section of our website at www.transcept.com. An archived version of the webcast will be available at the same location through April 6, 2009.

In the event that any non-GAAP financial information is discussed on the conference call that is not described in this release, related complementary information will be made available on the Investor Relations page of the Company’s website as soon as practical after the conclusion of the conference call.

About Transcept Pharmaceuticals, Inc.

Transcept Pharmaceuticals, Inc. is a specialty pharmaceutical company focused on the development and commercialization of proprietary products that address important therapeutic needs in neuroscience. On January 30, 2009 Transcept completed a merger with Novacea, Inc. As part of the transaction, Novacea changed its name to “Transcept Pharmaceuticals, Inc.” and its NASDAQ ticker symbol to “TSPT.” The combined Company resources resulting from the merger are expected to enable Transcept to carry out its plans to commercialize its lead product candidate, Intermezzo®. If approved, Intermezzo® is positioned to be the first commercially available sleep aid specifically for use in the middle of the night when patients awaken and have difficulty returning to sleep. Intermezzo® Phase 3 clinical trials have been completed and, on September 30, 2008, Transcept submitted an NDA to the FDA which subsequently assigned a PDUFA date of July 30, 2009 to the Intermezzo® NDA.

For further information, please visit the Company’s website at: http://www.transcept.com.

Safe Harbor Statement

This press release contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this press release regarding our strategy, future operations, future financial position, future revenues, projected costs, prospects, plans and objectives of management are forward-looking statements. Examples of such statements include, but are not limited to, statements relating to Intermezzo® being the first commercially available sleep aid in its target indication; the resources of Transcept being sufficient to enable it to carry out its plans to commercialize Intermezzo®; the ability of Transcept to secure a primary care marketing partner; and guidance with respect to research and development expenses, general and administrative expenses and planned marketing partnerships. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. Various important factors could cause actual results or events to differ materially from the forward-looking statements that we make, including risks related to: the opinion of the FDA on the sufficiency of our NDA to support marketing approval of Intermezzo®; the commercial attractiveness of Intermezzo® to potential primary care marketing partners; commercial acceptance of Intermezzo®, if approved; unforeseen expenses related to FDA approval, commercialization or our business generally; difficulties or delays in entering into a marketing partnership; our dependence on third parties to manufacture Intermezzo®; obtaining, maintaining and protecting the intellectual property incorporated into Intermezzo®; and, if sought, our ability to obtain additional funding to support our business activities. These and other risks are described in greater detail in the “Risk Factors” section of our proxy statement/prospectus/information statement filed with the SEC in connection with our merger with Novacea. Our forward-looking statements do not reflect the potential impact of any future in-licensing, collaborations, acquisitions, mergers, dispositions, joint ventures or investments we may enter into or make. We do not assume any obligation to update any forward-looking statements, except as required by law.

FINANCIAL TABLES FOLLOW

Transcept Pharmaceuticals, Inc.

Statements of Operations

	Three Months Ended December 31,		Year Ended December 31,		Period From Inception (January 8, 2002) to December 31, 2008

	2008	2007	2008	2007
Operating expenses:
Research and development	$1,536,398	$3,548,188	$10,381,064	$15,884,675	$43,327,401
General and administrative	2,558,779	1,453,214	7,924,353	5,300,352	20,992,723
Merger related transaction costs	1,966,763	—	1,966,763	—	1,966,763

Total operating expenses	6,061,940	5,001,402	20,272,180	21,185,027	66,286,887

Loss from operations	(6,061,940)	(5,001,402)	(20,272,180)	(21,185,027)	(66,286,887)
Interest income	59,712	477,778	741,829	2,028,583	3,832,056
Interest expense	(147,382)	(268,307)	(765,570)	(1,195,099)	(2,365,647)
Other income (expense), net	30,239	25,854	336,546	(32,963)	244,240
Interest expense related to bridge loan warrants	—	—	—	—	(535,195)

Net loss	(6,119,371)	(4,766,077)	(19,959,375)	(20,384,506)	(65,111,433)
Deemed dividend - Series C convertible preferred stockholders	—	—	—	—	(457,874)

Loss attributable to common stockholders	$(6,119,371)	$(4,766,077)	$(19,959,375)	$(20,384,506)	$(65,569,307)

Basic and diluted net loss per share	$(1.93)	$(1.92)	$(7.03)	$(9.74)

Weighted average common shares outstanding	3,172,020	2,480,077	2,837,698	2,093,686

Transcept Pharmaceuticals, Inc.

Balance Sheets

	December 31,
	2008	2007
Assets
Current assets:
Cash and cash equivalents	$4,431,505	$5,695,849
Marketable securities	7,250,987	29,537,876
Prepaid and other current assets	381,836	531,892
Restricted cash	200,000	200,000

Total current assets	12,264,328	35,965,617
Property and equipment, net	1,450,216	1,700,253
Other assets	65,970	102,851

Total assets	$13,780,514	$37,768,721

Liabilities, convertible preferred stock and stockholders’ equity (net capital deficiency)
Current liabilities:
Accounts payable	$575,269	$817,695
Accrued liabilities	1,468,415	2,008,580
Loan payable short-term portion	3,347,010	3,527,016

Total current liabilities	5,390,694	6,353,291
Warrant liability	599,845	967,967
Deposit for stock purchase	87,656	135,491
Deferred rent	77,044	73,907
Loan payable long-term portion	169,636	3,516,646

Total liabilities	6,324,875	11,047,302

Commitments and contingencies

Convertible preferred stock:
Series A convertible preferred stock, $0.001 par value; 426,008 shares authorized; 426,008 shares issued and outstanding at December 31, 2008 and 2007, (aggregate liquidation preference of $426,008 as of December 31, 2008), net of issuance costs of $17,982	408,026	408,026
Series B convertible preferred stock, $0.001 par value; 7,966,748 shares authorized; 7,966,748 shares issued and outstanding at December 31, 2008 and 2007, (aggregate liquidation preference of $7,966,748 as of December 31, 2008), net of issuance costs of $123,490	7,843,258	7,843,258
Series C convertible preferred stock, $0.001 par value; 21,300,000 shares authorized; 20,079,889 shares issued and outstanding at December 31, 2008 and 2007, (aggregate liquidation preference of $23,091,863 as of December 31, 2008), net of issuance costs of $141,166	22,950,697	22,950,697
Series D convertible preferred stock, $0.001 par value; 24,029,412 shares authorized; 23,529,410 shares issued and outstanding at December 31, 2008 and 2007, (aggregate liquidation preference of $39,999,997 as of December 31, 2008), net of issuance costs of $165,027	39,834,970	39,834,970
Stockholders’ equity (net capital deficiency):
Common stock, $0.001 par value; 66,000,000 shares authorized; 3,216,900 and 2,518,545 shares issued and outstanding at December 31, 2008 and 2007, respectively	3,217	2,519
Additional paid-in capital	1,501,079	748,945
Deficit accumulated during the development stage	(65,111,433)	(45,152,058)
Accumulated other comprehensive income	25,825	85,062

Total stockholders’ equity (net capital deficiency)	(63,581,312)	(44,315,532)

Total liabilities, convertible preferred stock and stockholders’ equity (net capital deficiency)	$13,780,514	$37,768,721

Contacts:

Transcept Pharmaceuticals, Inc.

Michael Gill

Director of Communications

(510) 215-3575

mgill@transcept.com

The Ruth Group

Investors/ Media

Stephanie Carrington/ Jason Rando

(646) 536-7017/ 7015

scarrington@theruthgroup.com

jrando@theruthgroup.com

Source Transcept Pharmaceuticals, Inc

http://www.transcept.com